Exhibit 21.1

LIST OF SUBSIDIARIES
OF
CROWDSTRIKE HOLDINGS, INC.

Name of Subsidiary	Jurisdiction of Incorporation
CrowdStrike, Inc.	Delaware
CrowdStrike UK LTD	United Kingdom
Humio ApS	Denmark